August 11, 1994



Mr. Christopher G. Mathon
Chemical Bank
270 Park Avenue
New York, NY  10017

RE: CREDIT AGREEMENT BETWEEN THE INTERPUBLIC GROUP OF COMPANIES, INC. AND CHEMICAL BANK

Dear Chris:

We are writing to you in connection with the Credit Agreement between The Interpublic Group of Companies, Inc. and Chemical Bank dated September 30, 1992 and effective as of December 23, 1992. Section 2.13 of the Credit Agreement provides that the Borrower may request extension of the Commitment under the Agreement for an additional period of one year from the then current Termination Date.

We hereby request you to extend the Termination Date to September
30, 1996. If you are agreeable to our request, please so indicate by signing and returning the duplicate copy of this letter which we have enclosed herewith.

Thanks.

                                            Sincerely,

                                            ALAN M. FORSTER
                                            ALAN M. FORSTER

ACCEPTED & AGREED:
CHEMICAL BANK

By: WILLIAM EWING III
    WILLIAM EWING III
Date:  9/22/94

cc:  Mr. Kenneth E. Dutcher
     Ms. Barbara S. Gmora
     Ms. Marti M. Spears